Harold M. Lyons
Chief Financial Officer
(650) 340-1888
FOR IMMEDIATE RELEASE

AeroCentury Corp. Files Petition for Chapter 11 Reorganization

BURLINGAME, California, March 29, 2021 -- AeroCentury Corp. (the "Company") today announced it and certain of its subsidiaries commenced a voluntary case (the “Chapter 11 Case”) under chapter 11 of title 11 of the United States Code (“Chapter 11”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

The Company has determined that the Chapter 11 process is the most effective next step to resolve the Company’s outstanding indebtedness and to progress toward the Company’s goal of continuing in the regional aircraft business in order to preserve enterprise value for the Company’s stakeholders. The Company will continue to operate its business as “debtor-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and the orders of the Bankruptcy Court. The Company’s management of its portfolio assets and operations with respect to its aircraft and communications and interaction with lessees will remain unchanged, and the Company intends to pay vendors and suppliers under customary terms for goods and services received on or after the filing date and pay its employees in the usual manner.

To ensure its ability to continue operating in the ordinary course of business, the Company has filed with the Bankruptcy Court motions seeking a variety of “first day” relief, including authority to continue utilizing and maintaining its existing cash management system and authority to pay its employees in the ordinary course of business. Business operations across the AeroCentury platform are continuing without interruption.

The Company has proposed as one of its Chapter 11 first day motions an auction sale (“Auction Sale”) for its assets in order to fund repayment of its indebtedness to its sole secured lender, Drake Asset Management Jersey Limited (“Drake”). The Company has entered into a stalking horse agreement with Drake to acquire the aircraft collateral securing the Drake indebtedness subject to higher and better bids. In the event Drake is the successful bidder, the closing of the purchase will resolve all of the Company’s outstanding indebtedness to Drake.

As of the filing date, the Company believes it has sufficient cash on hand to support its ongoing operations. Depending upon the length of the COVID-19 induced crisis and its impact on revenue, the Company may seek access to additional capital as the reorganization progresses.

“We hope that following final resolution of the Drake indebtedness through the Chapter 11 sale process, we will get speedy approval for a reorganization plan and will be able shortly to emerge from Chapter 11,” explained Michael Magnusson, the Company’s CEO stated. “AeroCentury intends to remain a public company focusing on the regional aircraft industry, and with a clean balance sheet, it will be primed for immediate execution of a recapitalization plan that will allow us to resume and build upon our asset leasing, finance and management business,"  Mr. Magnusson continued. "We believe such a re-emergent, recapitalized, and re-energized AeroCentury Corp., with a quarter century brand history and a strong reputation in the regional aircraft space, and with renewed ability to take advantage of many opportunities as the recovery of the travel and aviation industry heats up and the headwinds from the COVID pandemic ease, could present a compelling and attractive story to investor. Uncertainty, however, remains as to how quickly the air passenger industry will recover and if and when financial markets will be willing to re-invest substantial equity and/or debt capital into regional aircraft. Nevertheless, management is steadfast in its commitment to bringing the Company through this unprecedented financial and industry turmoil.”

As of March 29, 2021, the Company owned twelve aircraft. Ten of those aircraft are encumbered by a first priority lien securing the Company’s approximately $83.2 million of secured indebtedness of the Company held by Drake, while two are on lease to lessees in Kenya and not subject to the first priority lien of Drake.

Additional Information

Morrison & Foerster LLP and Young Conaway Stargatt & Taylor, LLP are serving as legal advisor, and B Riley Securities, Inc. is serving as financial advisor and investment banker.

Additional information regarding the Company’s restructuring and the Bankruptcy Court filings and information about the claims process for suppliers and vendors are available at  http://www.kccllc.net/aerocentury, or by calling the Company's claims agent at  (866) 967-1783 (U.S./Canada) or (310) 751-2683 (International) or emailing AeroInfo@kccllc.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The statements herein regarding the Company’s plans to resolve its outstanding indebtedness through the Auction Sale, the Company’s plan to maintain operations in the ordinary course, the Company’s continuation of the operation of its business as a “debtor-in-possession”, the Company’s plan to continue utilizing its existing cash management system and pay its employees in the ordinary course, the Company’s anticipation that it has sufficient cash to meet its obligations; the Company’s desire for speedy approval of a reorganization plan and emergence from Chapter 11, the Company’s plan to remain a publicly-traded company, the Company’s plans to resume and build upon its regional aircraft leasing business and the Company’s plans to raise additional capital constitute “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on projections and assumptions made by management of the Company, are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict or control. Because such statements involve risks and uncertainties, the actual results and performance of the Company may differ materially from the results expressed or implied by such forward-looking statements. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from those projected or suggested can be found in the Company’s filings with the Securities and Exchange Commission, copies of which are available from the SEC or may be obtained upon request from the Company.